Diamond Hill Investment Group, Inc.
Compensation Recoupment and Restitution Policy

This Compensation Recoupment and Restitution Policy (this “Policy”) of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”), and its affiliates (collectively, “Diamond Hill”) provides for the recoupment or restitution by the Company, under certain circumstances, of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary (“Awards”). This Policy applies to (i) all of Diamond Hill’s current employees and (ii) all former employees who were employed by Diamond Hill during any “Adjustment Period” (as defined below), except to the extent that an Award agreement, Award statement or terms and conditions relating to any Award expressly provides that this Policy does not apply.
Compensation Recoupment and Restitution. If: (i) the Company’s previously issued financial statements are restated as a result of error, omission, fraud or non-compliance with financial reporting requirements; or (ii) there has been an erroneous calculation of the Company’s incentive compensation pool from which Awards are made for any period (each, an “Adjustment Event”), the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will review the facts and circumstances underlying the Adjustment Event. The Compensation Committee will make a recommendation to the Company’s Board of Directors (the “Board”) as to whether the Company should recover all or a portion of an Award (or multiple Awards) from, or otherwise adjust an Award made to, one or more employees (or former employees) with respect to an “Adjustment Period” in which the Company’s financial results are affected by an Adjustment Event. An “Adjustment Period” is the three-year period ending on the date that the Company (i) is required to prepare an accounting restatement or (ii) identifies the erroneous calculation of the incentive compensation pool, as applicable.
If: (i) any Award was paid, granted or vested based upon the achievement of financial results that are subsequently restated or based on the improper calculation of the incentive compensation pool; or (ii) a lower payment, Award value or vesting amount would have occurred based upon the restated financial results or the proper calculation of the incentive compensation pool, the Company may seek to recoup, and any such employee (or former employee) will forfeit and/or repay, all or any portion of such excess compensation as the Board deems appropriate. Recoupment under this Policy may include, but is not limited to, reimbursement by the employee of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation or Awards, payment to the Company of stock sale proceeds and the surrender of shares of the Company. The manner of recoupment will be determined by the Board in its sole discretion. To the extent not inconsistent with applicable law regarding extensions of credit by the Company under the Sarbanes-Oxley Act of 2002 (“SOX”) or any other applicable law, the Board may determine the period of time and method for repayment of the designated amount.
If: (i) any Award would have been paid, granted or vested; or (ii) a higher payment, Award value or vesting amount would have occurred based on the restated financial results or the proper calculation of the incentive compensation pool, the Compensation Committee will review the facts and circumstances underlying the restatement or improper calculation of the incentive compensation pool. The Compensation Committee will make a recommendation to the Board as to whether the Company should make appropriate restitution to affected employees who are then currently employed by the Company. The Board will determine, in its sole discretion, the amount, form and timing of any such restitution, which will be no more than the difference between the amount of compensation that was paid or awarded and the amount that would have been paid or granted based on the actual, restated financial statements or properly calculated incentive compensation pool. The Company will not be obligated to pay to any employee any additional compensation under this Policy.
Additional Recoupment for Fraud or Misconduct. If the Compensation Committee determines that an employee: (i) engaged in an act of fraud or misconduct that contributed to the need for a financial restatement; or (ii) violated any law or regulation applicable to the Company or any policy or procedure of the Company and such violation has adversely impacted the Company’s business or reputation, the Compensation Committee will report such determination to the Board. In such an instance, the Board may, in its discretion and in addition to any other recoupment under this Policy, recover, and the employee will forfeit and/or repay, all of the employee’s Awards for the relevant period, plus a reasonable rate of interest.
Taxes. Should any repayment obligation under this Policy trigger income tax penalties to the employee, the employee will be solely liable for the payment of any such taxes.
Interpretations of and Changes to the Policy. This Policy is intended to be interpreted in a manner consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission, the NASDAQ Stock Market and any other applicable law and will be interpreted by the Board, whose interpretation of this Policy will be final. The Board reserves the right to adopt changes, amendments or interpretations of this Policy and any such changes, amendments or interpretations

Diamond Hill Investment Group, Inc.                                        1
Compensation Recoupment and Restitution Policy
Last Amended: February 27, 2020

will immediately be applicable to all Awards covered by this Policy from its initial date of adoption. This Policy will not apply to the extent that such application would violate any applicable state law that is not preempted by federal law.
Not Exclusive Remedy. The recoupment of Awards pursuant to this Policy will not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies. This policy does not replace and is in addition to any rights of the Company to recoup Awards from its employees under applicable laws and regulations, including but not limited to SOX and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Incorporation of Policy. As noted above, this Policy applies to (i) all of Diamond Hill’s current employees and (ii) all former employees who were employed by Diamond Hill during any Adjustment Period, except to the extent that an Award agreement, Award statement or terms and conditions related to any Award expressly provides that this Policy does not apply. Nevertheless, each recipient of an Award from the Company will execute an acknowledgement providing that any Awards granted to such recipient on or after the effective date of this Policy are subject to this Policy.

Diamond Hill Investment Group, Inc.                                        2
Compensation Recoupment and Restitution Policy
Last Amended: February 27, 2020